EXHIBIT 10.2

LAREDO PETROLEUM, INC.
CONSULTING AGREEMENT
This Agreement is made as of April 3, 2019 (the “Effective Date”), between Laredo Petroleum, Inc., a Delaware corporation with its principal offices at 15 W. Sixth St., Suite 900, Tulsa, Oklahoma 74119 (“Laredo”), and Schooley Ventures, LLC, an Oklahoma limited liability company with its principal offices at _____________________________ (“Consultant”).
WHEREAS, Laredo is engaged in the business of the exploration and production of oil and natural gas;
WHEREAS, Laredo desires to engage Consultant to provide certain consulting services related to marketing production from its assets in order to enhance the business of Laredo; and
WHEREAS, Consultant has prior experience in providing midstream and marketing services,
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.	Services and Supplies.

a.
Services. Consultant agrees to provide services more particularly described on Exhibit A (the “Services”) with the understanding that Laredo may request modifications to specific items included in the Services from time to time (provided that the overall scope and type of services to be undertaken shall not be generally altered by any such modification, without the express written agreement of Consultant).

b.
Supplies and Materials. Unless otherwise set forth in Exhibit “A,” Consultant shall furnish at Consultant’s own expense, the equipment, supplies and other materials used to perform the Services. Consultant is authorized to incur expenses in performing Services under this Agreement, provided such expenses are pre-approved by an Authorized Representative.

c.
Compliance with Polices. To the extent Consultant performs Services on Laredo premises or using Laredo equipment, Consultant shall comply with all applicable policies of Laredo relating to business and office conduct, health and safety and use of Laredo’s facilities, supplies, information technology, equipment, networks and other resources.

2.	Term and Termination.

a.
Term. This Agreement shall commence on April 3, 2019 and continue in full force and effect for two calendar months ending on May 31, 2019 unless earlier terminated by either Consultant or Laredo as set forth below (“Term”). Two weeks prior to the end of the Term, Laredo shall notify Consultant whether it elects to seek an extension of the Term, and the Term shall be extended as mutually agreed upon by the Parties in an Amendment to this Agreement.

b.
Termination by Consultant. Consultant may terminate this Agreement upon two weeks’ prior written notice to Laredo, provided that in connection with any such termination by Consultant, Consultant will use reasonable efforts to bring to a conclusion within such two-week period any pending specific projects within the scope of the Services, so that responsibilities for any pending projects or work may be seamlessly transitioned within Laredo to other Laredo personnel.

c.
Termination by Laredo. Laredo may terminate this Agreement at any time with or without reason, by providing two weeks’ prior written notice to Consultant specifying the date on which the termination shall be effective which shall not be less than 2 weeks from the date of such prior written notice. Consultant shall be entitled to payment for services performed and reimbursement of expenses incurred in accordance with Section 3 below, prior to the date of termination.

d.
Return of Laredo Property. On termination of this Agreement, or at any time Laredo so requests, Consultant will deliver immediately to Laredo all Equipment and Software (as hereinafter defined) and property belonging to Laredo and all material containing or constituting Confidential Information (as hereinafter defined), including any copies in Consultant's possession or control, whether prepared by Consultant or by others.

e.
Delivery of Information upon Request and Termination. Upon execution or termination of this Agreement for any reason, or at any other time upon Laredo’s written request, Consultant shall immediately: (i) deliver to Laredo all Creations, work product (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provide for Consultants’ use by Laredo; (ii) deliver to Laredo all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on Confidential Information; (iii) permanently delete all of the Confidential Information from Consultant’s computer systems; and (iv) certify in writing to Laredo that Consultant has complied with the foregoing requirements. The terms and conditions of Section 2(d) and 2(e) shall survive the expiration of this Agreement.

3.	Payment for Services and Expenses.

a.
Service Charges. As full compensation for the Services to be provided by Consultant, Laredo agrees to pay Consultant $3,400.00 per day, for up to four days per business week during the Term of this Agreement. Consultant will be available at the Laredo Tulsa office location from 9:30 a.m. to 5:30 p.m. (central time). If the Agreement is terminated pursuant to Section 2, Consultant shall only be entitled to payment for services performed prior to the effective date of termination.

b.
Expenses. Laredo is responsible for paying all actual and reasonable business related expenses arising directly as a result of the Consultant’s performance of the Services. The Parties agree such expenses do not include housing, meals, regular living expenses and travel to and from the job site. Consultant will perform work in Laredo’s Tulsa office, and Laredo will reimburse actual reasonable travel expenses for pre-approved business trips.

c.
Invoicing. Within two business days of the calendar week following a two-week period starting at the beginning of the Term, Consultant shall send to Laredo an invoice covering days worked, charges and expenses incurred pursuant to this Agreement for the previous two-week period. Invoices shall be submitted in duplicate in such form as set forth in Exhibit C and accompanied by such certification and documentation as Laredo may request, including, but not limited to the person’s name, title, the dates worked and, related expenses for such person employed in performing the Services. Consultant must complete the paper work necessary to enroll in the automated clearing house payment system (“ACH”) to receive payment from Laredo. Laredo will pay Consultant electronically via ACH and provide all payment details electronically.

Within 14 days of receipt of each invoice at said office, Laredo shall pay the undisputed amount of Consultant’s invoice.

d.	Equipment and Software. Laredo will provide Consultant the equipment and software described on Exhibit B (“Equipment and Software”).

4.
Independent Contractor Relationship. It is understood and agreed that Consultant shall perform the Services as an independent contractor. Consultant shall not be deemed to be an employee of Laredo. Consultant shall not be entitled to any benefits provided by Laredo to its employees, and Laredo will make no deductions from any of the payments due to Consultant hereunder for state or federal tax purposes. Consultant agrees that Consultant shall be personally responsible for any and all taxes and other payments due on payments received by it from Laredo hereunder. Laredo shall have no right to control and direct the details, manner or means by which Consultant provides the Services. Consultant agrees to pay any and all taxes due, whether under federal, state, local or any similar laws which may apply. Laredo shall issue to Consultant an IRS Form 1099, or the equivalent, as may be required from time to time by applicable laws and regulations.

5.
Liability Limits. In no event shall either party, its affiliates, or any of its or their directors, officers, employees, or agents, be responsible or liable for any indirect, incidental, consequential, special, exemplary, punitive or other damages (including, but not limited to, loss of revenues or loss of profits) incurred, even if the party, its affiliates, or any of their directors, officers, employees, or agents has been advised of the possibility of such damages and notwithstanding any failure of essential purpose of any limited remedy of any kind, under any contract, negligence, strict liability or other theory, arising out of or relating in any way to this Agreement or its implementation. The total collective liability of either party, its affiliates, and any of its or their directors, officers, employees, and agents arising out of or relating in any way to this Agreement shall not exceed the total amounts paid by Laredo hereunder.

6.	Consultant Representations and Warranties. Consultant represents, warrants and covenants to Laredo the following, which shall survive the termination of this Agreement:

a.
During Laredo’s retention of Consultant, Consultant will not disclose to Laredo, or use, or induce Laredo to use, any confidential, proprietary or trade secret information of others, and during and after the termination of this Agreement, Consultant will not disclose to any person not a party to this Agreement any of Laredo’s Confidential Information (as defined below), proprietary or trade secret information;

b.
no confidential, proprietary or trade secret information belonging to prior clients or other third parties, if any, has been or will be used in connection with rendering any of the Services hereunder; nor will any Confidential Information, proprietary and trade secret information belonging to Laredo be used after the termination of the Agreement;

c.	the performance of the terms of this Agreement will not breach any agreement to keep information or materials in confidence or in trust prior to being retained by Laredo;

d.	Consultant has not entered into, and agrees not to enter into, any oral or written agreement in conflict herewith;

e.	Consultant shall cause and/or otherwise cooperate with Laredo to cause Consultant’s employees, agents and representatives to be bound by the terms hereunder;

f.	Consultant will comply at all times with all applicable laws and regulations of any jurisdiction in which Consultant acts;

g.
Consultant will comply with all applicable Laredo policies and standards known to Consultant and shall carry out the Services in a manner consistent with the ethical and professional standards of Laredo which are known to Consultant;

h.	Consultant will comply at all times with all security provisions in effect from time to time at Laredo’s premises with respect to access to premises and all materials belonging to Laredo;

i.	Consultant shall not use Laredo’s name in any promotional materials or other communications with third parties without Laredo’s prior written consent;

j.	Consultant is legally authorized to engage in business in the United States and will provide Laredo satisfactory evidence of such authority upon request;

k.	Consultant shall not assert any right, power or authority to create any obligation, express or implied, or to make representation on behalf of Laredo;

l.
Consultant shall not hold himself or herself (or any entity related to or controlled by Consultant) out to the public as having any right, power or authority to create any obligation, express or implied, or to make representations on behalf of Laredo; and

m.	Consultant warrants that the services provided to Laredo shall be performed in accordance with generally accepted standards and sound industry practice.

7.	Laredo Representations and Warranties. Laredo represents, warrants and covenants to Laredo the following, which shall survive the termination of this Agreement:

a.	Laredo has the legal power and right to enter into and perform this Agreement;

b.	This Agreement will not violate, nor be in conflict with any material agreement or instrument to which Laredo is a party;

c.
Laredo has the right to disclose any Confidential Information with Consultant and may rightfully disclose, or make available, such information to Consultant without the violation of any contractual, fiduciary or other obligations to any third party.

8.
Agreement to Indemnify. Each party shall indemnify and hold the other party and all of its present and future parents, officers, directors, shareholders, agents, owners, representatives, subsidiaries, employees, affiliates, successors and assigns harmless from and against any and all claims, demands, losses, damages, lawsuits, costs, expenses, fines, judgments and liabilities of whatsoever kind or nature, including attorneys’ fees, whether now existing or which may arise hereafter, directly or indirectly as a result of (i) any violation of breach of the provisions of this Agreement; and (ii) any violation of any local, state or federal law or regulation. The party seeking indemnification will give written notice to the other party for any claim for which indemnification is required hereunder. The provisions of this Section shall survive the termination of this Agreement.

9.	Confidential Information; Corporate Opportunities; Third Party Information.

a.
Confidentiality. In connection with this Agreement, Laredo will disclose to Consultant certain information that is confidential or proprietary, consisting of Equipment and Software, data, ideas, concepts and knowledge, including, without limitation, business plans, reports, documents, correspondence, maps, interpretations, records, logs, and technical, business or land data or information, and whether geological, geophysical, economic or financial in nature (such information referred to herein as “Confidential Information”). Consultant (x) shall hold all Confidential Information in confidence and will use such information only for the purposes of fulfilling the obligations hereunder and for no other purpose, and (y) shall not disclose, provide, disseminate or otherwise make available any Confidential Information to any third party, in either case without the express written permission of Laredo. The duties and obligations in Section 8 shall survive the termination of this Agreement.

b.
Scope. The foregoing obligations shall not apply to (i) use or disclosure of any information pursuant to the proper execution and performance of the Services by Consultant’s under this Agreement; (ii) information that is or becomes publicly known through lawful means through no fault of Consultant; (iii) information that is known by Consultant prior to the time of disclosure and is not subject to restriction; (iv) information that is independently developed or learned by Consultant other than pursuant to this Agreement; (v) information that is lawfully obtained from a third party who has the right to make such disclosure without restriction; (vi) any disclosure required by applicable law, provided that Consultant shall use its best efforts to give advance notice to and cooperate with Laredo in connection with any efforts to prevent such disclosure; or (vii) information that is released to the public by Laredo in writing.

c.
Non-diversion of Corporate Opportunities. Consultant acknowledges that Consultant owes a duty of loyalty to Laredo and its affiliates with respect to business opportunities of which Consultant becomes aware while performing services for Laredo. Consultant shall not directly or indirectly divert an opportunity of Laredo and its affiliates.

d.
Third Party Information. Consultant recognizes that Laredo may receive from third parties their confidential or proprietary information subject to a duty on Laredo’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Laredo and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Services contemplated in this Agreement in a manner consistent with Laredo’s agreement with such third party) or to use it for the benefit of anyone other than for Laredo or such third party (consistent with Laredo’s agreement with such third party) without the express written authorization of Laredo.

10.
Ownership. All work performed and all materials developed or prepared for Laredo by Consultant (the “Creations”), are to be deemed Confidential Information, deemed “works for hire” and the property of Laredo, and all right, title and interest (throughout the United States and in all foreign countries) therein shall vest in Laredo. To the extent that title to any such works may not, by operation of law, vest in Laredo or such Creations may not be considered works made for hire, all right, title and interest therein are hereby irrevocably assigned to Laredo. All such Creations shall belong exclusively to Laredo, with Laredo having the right to obtain and to hold in its own name all copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Consultant agrees to give Laredo and any person designated by Laredo any reasonable assistance, at the cost and expense of Laredo, to perfect the rights defined in this Section 9.

11.
Publicity. Neither party shall directly, or indirectly, issue, permit the issuance of any press release or other publicity, grant any interview, make any public statements or otherwise publicize any matter concerning this Agreement, the terms hereof, Consultant’s services hereunder or Laredo without the prior written consent of the other party.

12.
Equitable Relief. The parties recognize that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of each respective party, that neither party would have entered into this Agreement in the absence of such covenants, and that the violation or threatened violation of such covenants will cause irreparable harm and significant injury, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, the parties agree that each party shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief as the non-breaching party deems appropriate. This right shall be in addition to any other remedy available in law or equity.

13.
Potential of Future Relationship. As provided in Section 4 above, the relationship of the Consultant to Laredo pursuant to this Agreement shall be one of an independent contractor. In the event the parties hereafter enter into discussions regarding the possibility of a different relationship, including but not limited to a traditional “employer - employee” relationship, no such discussions (or, in the event of a future engagement of Consultant as an employee of Laredo, no such engagement) will alter the relationship, actions, liabilities or responsibilities of the parties under this Agreement.

14.
Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to its conflict of law rules. Consultant agrees that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between Consultant and Laredo arising from or related to Consultant’s engagement with Laredo (including, without limitation, contract claims, tort claims, as well as claims based on any federal, state, or local law, statute, or regulation), shall be submitted to a state or federal court sitting in Tulsa County, Oklahoma, for resolution. Each of the parties (a) consents to submit itself to the personal jurisdiction of any federal or state court sitting in Tulsa County, Oklahoma, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such person jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a federal or state court sitting in Tulsa County, Oklahoma. Each of the parties irrevocably waives any objection that it may have or hereafter have to the laying of venue of any such action or proceeding arising out of or based on this Agreement in any federal or state court sitting in Tulsa County, Oklahoma, and each hereby further irrevocably waives any claim that any such action or proceeding in any such court has been brought in an inconvenient forum.

15.
Severability; Headings. If for any reason any paragraph, term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such provision had not been included herein and all other valid provisions herein shall remain in full force and effect. If for any reason the restrictions and covenants contained herein are held to cover a geographical area or be for a length of time which is unreasonable or unenforceable, or in any other way are construed to be too broad or to any extent invalid, then to the extent the same are or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a covenant having the maximum enforceable area, time, or other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The section headings in this Agreement are inserted only as a matter of convenience and in no way define or limit the scope or extent of such section, or affect the construction of this Agreement.

16.
Assignment. The parties shall not, without prior written consent of the non-assigning party, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or delegation shall be null and void.

17.
General. This Agreement supersedes and replaces any existing agreement entered into by Consultant and Laredo relating generally to the same subject matter, and may be modified only in a writing signed by Laredo and Consultant. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. This Agreement (including all exhibits hereto) contains the entire agreement between the parties with respect to the subject matter hereof.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

19.
409A. Payments under this Agreement are intended to be either exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Section 409A”) and this Agreement shall be administered and interpreted to that end. The interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall Laredo be liable for any tax, interest or penalties that may be imposed on the Consultant by Section 409A or any damages for failing to comply with Section 409A.

Signatures on following page

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

Laredo Petroleum, Inc.
By: /s/ Karen Chandler
Date: 4/3/19

Consultant: Schooley Ventures, LLC
By: /s/ Daniel C. Schooley
Date: 4/3/19

Consulting Agreement Signature Page